EXHIBIT 99.1

NEWS RELEASE

Contact:	Media Contacts:

Susan Hager	Karen L. Bergman or
Senior Director, Investor Relations and	Michelle Corral
Corporate Communications	BCC Partners (US)
+1.781.431.9079	+1.650.323.1717 or +1.415.794.8662
shager@coleypharma.com	kbergman@bccpartners.com
mcorral@bccpartners.com

For Immediate Release

Coley Pharmaceutical Group Updates Hepatitis C

Drug Development Strategy

Company Suspends Independent Development of ACTILON™;

Concentrates Efforts on Preclinical TLR Therapeutics™ Product Candidates

Coley Reduces In-house Drug Development Staff

Wellesley, MA, January 22, 2007 – Coley Pharmaceutical Group, Inc. (Nasdaq: COLY) today announced that the company has made the strategic decision to suspend the independent development of ACTILON, its product candidate for the treatment of Hepatitis C virus (HCV) infection. Coley will focus its resources towards discovering and developing new TLR Therapeutics™, including its preclinical pipeline of synthetic RNA-based drugs designed to stimulate Toll-like receptors (TLRs) 7 and 8, as well as other synthetic agonists and antagonists targeting TLRs 7, 8 and 9.

“The decision to suspend a drug development program is a difficult one,” commented Robert L. Bratzler, Ph.D., President and Chief Executive Officer for Coley Pharmaceutical Group. “However, we are confident that the changes being made today are the right ones for our shareholders. As a result of these modifications to our drug development program, Coley plans to redirect the necessary resources in our efforts to expand and diversify our portfolio of product candidates and maintain our leadership position in the TLR Therapeutics space.”

ACTILON Program Overview and Status

Coley’s strategic decision to suspend its independent development of ACTILON for HCV was reached based on clinical data obtained from two separate, but concurrently-running clinical trials evaluating ACTILON for use among treatment-refractory patients with genotype 1 HCV:

Phase Ib clinical trial in relapsed HCV patients:

•	In October 2006, updated safety and treatment response data were presented from the company’s 12-week Phase Ib clinical study of ACTILON in various combinations with pegylated interferon and ribavirin. Among previously-treated relapsed patients, the triple combination of ACTILON plus pegylated interferon and ribavirin therapy was generally well tolerated, and most adverse events were categorized as transient and consistent with administration of an immunomodulatory agent. At 24 weeks on therapy, 7 of 14 patients receiving ACTILON remained HCV viral negative.

•	These 7 patients completed 48 weeks of therapy by year-end 2006 and were followed to determine if a sustained virologic response (SVR), defined as continued viral clearance for six months after cessation of treatment, was achieved. Today, the company reported that 2 of 7 patients remained HCV viral negative at one- and four-months, respectively, following the cessation of treatment.

•	Coley intends to present data from this trial by publishing the data in a peer-reviewed journal or presenting at an upcoming scientific conference.

Phase II clinical trial in null and partial responder HCV patients:

•	In November 2006, Coley provided an update on its 48-week, three-arm Phase II clinical trial of ACTILON in combination with pegylated interferon and ribavirin in the null and partial responder treatment refractory patient population. Coley reported that no meaningful differences in viral load reduction were observed in any of the treatment arms in the null patient population.

•	Data has not been collected from the partial responders enrolled in the trial to date and Coley will suspend further enrollment of partial responder patients.

Coley has not evaluated ACTILON in combination with pegylated interferon and ribavirin in the treatment naïve patient population, nor has it investigated ACTILON’s potential as a replacement therapy for pegylated interferon.

Dr. Bratzler continued, “Coley adopted a speed-to-market strategy by evaluating ACTILON in the treatment refractory HCV patient population. The data generated to date shows the need for Coley to capture a portion of the naïve patient population to maximize its commercial opportunity in HCV. However, the competitive landscape for the naïve patients is rapidly evolving, making drug development complex, expensive and high risk. We have made the decision to mitigate risk by suspending further investment in ACTILON until we find a partner to share in development costs or until the market opportunity and development path for a second-generation immunomodulating agent becomes clear. Until then, we believe that Coley’s resources will be better deployed on the discovery and development of new medicines that exploit the broad potential of our TLR Therapeutics platform.”

In accordance with this business decision, Coley has reduced its workforce (predominately drug development staff) by approximately 22 percent, or 33 employees, and will look to outsource its drug development activities moving forward.

Employees affected by the reduction have been offered severance and outplacement support. The estimated termination charges will be approximately $1.1 million and will be incurred primarily in the first quarter of 2007. In addition, the Company will adjust its non-cash stock compensation expense related to former employees in the first quarter of 2007.

Suspending ACTILON development is expected to eliminate planned program expenses of approximately $15.0 million. Based on Coley’s current plan, the Company believes that its cash and investments balance at the end of the fourth quarter 2006 will be sufficient to finance its capital requirements for approximately 3 years. Full-year guidance for 2007 will be provided in the Company’s fourth quarter and year-end earnings and operational conference call in mid February 2007.

Coley management will host a conference call and web cast Tuesday, January 23, 2007 at 8:30am US Eastern Standard Time. To access the live audio broadcast or the subsequent archived recording of the call, please visit the Investor Center section of the Coley website at www.coleypharma.com. Please log onto Coley’s website several minutes prior to the start of the call to ensure adequate time for any software download that may be required. The web cast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at www.fulldisclosure.com and institutional investors can access the call via www.streetevents.com.

Investors may participate in the conference call by dialing either +1-800-591-6944 in the U.S. or +1-617-614-4910 outside the U.S. and typing in the passcode 30926503. A replay of the call may also be accessed via telephone by dialing +1-888-286-8010 (U.S.) or +1-617-801-6888 (international) with the passcode 71271057. The archived web cast and replay of the call will be available through January 30, 2007.

About Coley Pharmaceutical Group

Coley Pharmaceutical Group, Inc. is an international biopharmaceutical company, headquartered in Wellesley, Massachusetts, USA, that discovers and develops TLR Therapeutics™, a new class of investigational drug candidates that direct the human immune system to fight cancers, infectious diseases and respiratory disorders. Coley has established a pipeline of TLR Therapeutic product candidates currently advancing through clinical development with partners and has additional product candidates in preclinical development. Coley has product development, research and license agreements with Pfizer, sanofi-aventis, Novartis Vaccines & Diagnostics (formerly Chiron), GlaxoSmithKline and the United States government. For further information on Coley Pharmaceutical Group please visit www.coleypharma.com.

Safe Harbor Statement

Certain statements in this news release concerning Coley’s business are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, those relating to the future development of product candidates in Coley’s preclinical pipeline; Coley’s ability to expand and diversify its product candidates; the future clinical development of ACTILON, if any; the impact of today’s action on Coley’s operating expenses and available cash and cash equivalent resources; and the amount of the associated restructuring charges. Any or all of the forward-looking statements in this press release may turn out to be wrong. They can be affected by inaccurate assumptions Coley might make or by known or unknown risks and uncertainties, including, but not limited to: the early stage of product development; uncertainties as to the future success of ongoing and planned clinical trials; the risk that results from early stage clinical trials may not be indicative of results in later stage trials; the unproven safety and efficacy of products under development; intellectual property rights and litigation; competitive products; and other risks identified in Coley’s filings with the Securities and Exchange Commission including, but not limited to, Coley’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005. Consequently, no forward-looking statement can be guaranteed, and actual results may vary materially. Coley undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

#  #  #